United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                                                  Commission File Number 0-30524

                        Industriforvaltnings AB Kinnevik
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             (Exact name of registrant as specified in its charter)

              Skeppsbron 18, Box 2094, S-103 13 Stockholm, Sweden
                                +46 8 562 000 00
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   American Depositary Shares, series A, each representing one series A share American Depositary Shares, series B, each representing one series B share
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            (Title of each class of securities covered by this Form)

                                      None.
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  |_|                        Rule 12h-3(b)(1)(i)  |_|
    Rule 12g-4(a)(1)(ii) |_|                        Rule 12h-3(b)(1)(ii) |_|
    Rule 12g-4(a)(2)(i)  |X|                        Rule 12h-3(b)(2)(i)  |_|
    Rule 12g-4(a)(2)(ii) |_|                        Rule 12h-3(b)(2)(ii) |_|
                              Rule 15d-6 ----- |_|

Approximate number of holders of record as of the certification or / date:  61


Pursuant to the requirements of the Securities Exchange Act of 1934, Industriforvaltnings AB Kinnevik has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 12, 2003            By: /s/ Vigo Carlund
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                                    Name:  Vigo Carlund
                                    Title: Chairman and Chief Executive Officer

                                By: /s/ Anders Fallman
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                                    Name:  Anders Fallman
                                    Title: Authorized Signatory